Filed pursuant to Rule 433 Issuer Free Writing Prospectus dated August 12, 2019 Registration No. 333-231912

EVO Payments Announces Proposed Offering of Common Stock

ATLANTA, August 12, 2019 (GLOBE NEWSWIRE) — EVO Payments, Inc. (NASDAQ: EVOP) (“EVO” or the “Company”) announced today a proposed underwritten offering of 4,000,000 shares of its Class A common stock. The Company intends to use all of the net proceeds received by the Company from the sale of shares of its Class A common stock in the proposed offering to purchase LLC interests in EVO Investco, LLC (“EVO LLC”) and an equivalent number of shares of the Company’s Class B common stock (which shares will then be cancelled) from Blueapple, Inc., as well as LLC interests in EVO LLC and an equivalent number of shares of the Company’s Class D common stock (which shares will then be cancelled) from entities affiliated with Madison Dearborn Partners, LLC.

BofA Merrill Lynch and Barclays are acting as the joint underwriters for the proposed offering.

The offering will be made only by means of a prospectus supplement to the Company’s prospectus, dated June 3, 2019, filed as part of the Company’s effective shelf registration statement relating to these securities. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Before you invest, you should read the prospectus supplement, the prospectus and other documents filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) for more complete information about the Company and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov.  Alternatively, a copy of the preliminary prospectus supplement, final prospectus supplement (when available) and the prospectus relating to this offering can be obtained by contacting the underwriters as follows: from BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC  28255-0001, Attn: Prospectus Department, Email: dg.prospectus_requests@baml.com or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Barclaysprospectus@broadridge.com, (888) 603-5847.

About EVO Payments, Inc.

EVO Payments, Inc. (NASDAQ: EVOP) is a leading payment technology and services provider. EVO offers an array of innovative, reliable, and secure payment solutions to merchants ranging from small and mid-size enterprises to multinational companies and organizations across the globe. As a fully integrated merchant acquirer and payment processor in over 50 markets and 150 currencies worldwide, EVO provides competitive solutions that promote business growth, increase customer loyalty, and enhance data security in the international markets it serves.

Forward Looking Statements

This announcement includes forward-looking statements. Forward-looking statements are subject to risks and uncertainty. They are not guarantees of future performance, and the Company’s actual results could differ materially from the expectations expressed or implied in any forward-looking statements. You should not put undue reliance upon them. Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and expressions are intended to identify such forward-looking statements. Examples of forward-looking statements contained in this release include statements about the Company’s use of proceeds from the proposed offering. Actual results may differ from those contained in any forward-looking statements made in this release for a variety of reasons, including those described in “Risk Factors” and “Special Note Regarding Forward-looking Statements” in the prospectus supplement relating to this offering and in “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and other documents filed with the SEC.

Contact:

Sarah Jane Perry

Investor Relations & Corporate Communications Manager

770-709-7365

investor.relations@evopayments.com